EXHIBIT 99.2
CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT
HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “***.” AN UNREDACTED VERSION OF THIS
DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.
EXECUTION COPY
ENHANZE™ LICENSE AND COLLABORATION AGREEMENT
(Generic Drugs)
     THIS ENHANZE LICENSE AND COLLABORATION AGREEMENT (this “Agreement”), effective as of February 13, 2007 (the “Effective Date”) is entered into between HALOZYME, INC., a California corporation (“Halozyme”), having a place of business at 11588 Sorrento Valley Road, Suite 17, San Diego, California 92121, USA, on the one hand, and BAXTER HEALTHCARE CORPORATION, a Delaware corporation, with its principal place of business at One Baxter Parkway, Deerfield, Illinois 60015-4633, USA, and BAXTER HEALTHCARE S.A., a Swiss corporation, with its principal place of business at Hertistrasse 2, 8304 Wallisellen, Switzerland (together with its Affiliates, collectively, “Baxter”), on the other hand, with respect to the following facts:
     WHEREAS, Halozyme is the owner or exclusive licensee of certain patents, formulations and know-how related to the PH20 Drug (as defined below);
     WHEREAS, Baxter is the owner or exclusive licensee of certain patents and know-how related to the Baxter Drugs and Hydration Fluids (each as defined below);
     WHEREAS, the parties desire to enter into a collaborative relationship in which the parties will collaboratively develop, and Halozyme will license to Baxter the right to commercialize, the Products in the Territory (each as defined below), all on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:
     1. DEFINITIONS.
1.1 “Advisory Committee” shall mean the committee composed of representatives of Baxter and Halozyme described in Section 5.6 below.
1.2 “Affiliate” shall mean, with respect to a party, any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, (a) for purposes of the definition of Baxter, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, one hundred percent (100%) (or if the law of the jurisdiction in which the other entity is organized does not permit foreign ownership of one hundred percent (100%), the highest percentage permitted by applicable law to be owned by such entity) of the voting equity of the other entity (or other comparable interest for an entity other than a corporation), and (b) for all other purposes, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the

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voting equity of the other entity (or other comparable interest for an entity other than a corporation).
          1.3 “ANDA” shall mean an Abbreviated New Drug Application as defined in 21 USC §321(aa).
          1.4 “API” shall mean the bulk form of active compound of PH20 Drug.
          1.5 “API Specifications” shall mean the specifications for the API provided by Halozyme to Baxter.
          1.6 “Baxter Drug(s)” shall mean, collectively, (a) any Drug that is a Generic Drug as of the Effective Date, (b) any Drug that thereafter is designated a Baxter Drug pursuant to Section 3.1.3, (c) Brevibloc (esmolol hydrocholoride) as more specifically described in US NDA No. 019386, and (d) Suprane (desflurane) as more specifically described in US NDA No. 020118, in each case excluding all Bisphosphonates, Cytostatics and Cytotoxics.
          1.7 “Bisphosphonates” shall mean all compositions and methods that, directly or indirectly, inhibit the resorption of bone.
          1.8 “Biologic” shall mean a biological product as defined in 42 USC §262(i).
          1.9 “cGMP” shall mean the principles detailed in the United States Current Good Manufacturing Practices (21 CFR 200, 211 and 600), the “Rules Governing Medicinal Product in The European Community — Volume IV Good Manufacturing Practice for Medicinal Products,” and/or “Cooperative Manufacturing Arrangements for Licensed Biologics” FDA-CBER.
          1.10 “Collaboration Supported Drug or Fluid Patent Rights” shall mean, collectively, (a) all patent applications hereafter filed in the Territory; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; in each case (i) that use or are supported by data and information derived from the use of a Baxter Drug or Hydration Fluid or are derived from the activities under this Agreement, and (ii) only to the extent they relate to a Baxter Drug or Hydration Fluid, its manufacture or use.
          1.11 “Collaboration Supported Patent Rights” shall mean, collectively, the Collaboration Supported Drug or Fluid Patent Rights and the Collaboration Supported PH20 Patent Rights.
          1.12 “Collaboration Supported PH20 Patent Rights” shall mean, collectively, (a) all patent applications hereafter filed in the Territory; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; in each case (i) that use or are supported by data and information derived from the

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use of PH20 Drug or are derived from the activities under this Agreement, and (ii) only to the extent they relate to recombinant human PH20 hyaluronidase, its manufacture or use.
          1.13 “Confidential Information” shall mean all information and data that (a) is provided by one party to the other party under this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party.
          1.14 “Cytostatics” shall mean all compositions and methods that, directly or indirectly, inhibit or suppress cellular growth or multiplication of tumor cells (including without limitation hormone antagonists).
          1.15 “Cytotoxics” shall mean all compositions and methods that, directly or indirectly, kill a tumor cell (including without limitation chemotherapeutics, radiotherapeutics, and mitomycin).
          1.16 “Development Agreement” shall mean the Amended and Restated Development and Supply Agreement dated as of the Effective Date, between Halozyme and Baxter (as amended or restated from time to time).
          1.17 “DMF” shall mean a Drug Master File filed with the FDA, or its foreign equivalent.
          1.18 “Drug” shall mean unique molecular species that is chemically distinct from other molecules, and is a drug as defined in 21 USC §321(g)(1), excluding all Biologics and Hydration Fluids.
          1.19 “Exclusive Distribution Agreement” shall mean the Amended and Restated Exclusive Distribution Agreement dated as of the Effective Date, between Halozyme and Baxter (as amended or restated from time to time).
          1.20 “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.
          1.21 “Field” shall mean the prevention or treatment of any disease, state or condition in humans.
          1.22 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product by Baxter, its sublicensee or their respective Affiliates to customers who are

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not Affiliates in any country after all applicable marketing approvals (if any) have been granted by the applicable governing health authority.
          1.23 “Generic Drug” shall mean a Drug for which (a) an ANDA has been approved by the FDA in the United States, or (b) the equivalent foreign application has been approved by the applicable governmental authority for any other Major Market Country.
          1.24 “Halozyme In-License” shall mean a license, sublicense or other agreement under which Halozyme has acquired, or hereafter acquires, rights to the Licensed IP Rights.
          1.25 “Hydration Fluid(s)” shall mean all fluids labeled solely for parenteral administration for fluid replacement and maintenance therapy (including but not limited to aqueous solutions of dextrose, maltose and saline, lactated Ringer’s solution, acetate Ringer’s solution, and mixtures thereof).
          1.26 “Licensed IP Rights” shall mean, collectively, the Licensed Know-How Rights, Licensed Patent Rights and Licensed Marks.
          1.27 “Licensed Know-How Rights” shall mean, collectively, Halozyme’s rights (including Halozyme’s grantback rights obtained from third parties) in all trade secret and other know-how rights regarding PH20 Drug (or the use thereof) reasonably necessary or useful to develop, obtain regulatory approval for, manufacture, commercialize or use Products in the Territory in the Field.
          1.28 “Licensed Marks” shall mean those certain trademarks, trade names, designs and markings owned or licensed by Halozyme and designated from time to time in writing by Halozyme for use by Baxter under this Agreement in connection with the packaging, labeling, promotion and marketing of Products in the Territory in the Field.
          1.29 “Licensed Patent Rights” shall mean, collectively, Halozyme’s rights (including Halozyme’s grantback rights obtained from third parties) in (a) all patent applications heretofore or hereafter filed in the Territory which claim, and only to the extent they claim, PH20 Drug alone or in combination with any other composition (or, in each case, the use thereof) reasonably necessary or useful to develop, obtain regulatory approval for, manufacture, commercialize or use Products in the Territory in the Field; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.
          1.30 “Major Market Countries” shall mean Canada, France, Germany, Italy, Japan, Spain, the United Kingdom and the United States.
          1.31 “Net Sales” shall mean, with respect to any Product, the gross sales price of such Product invoiced by Baxter, its sublicensee or their respective Affiliates to customers who are not Affiliates (or who are Affiliates but are the end users of such Product) less, to the extent reasonable and customary in the pharmaceutical industry and actually paid or accrued by

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Baxter, its sublicensee or their respective Affiliates (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned Product; (b) freight and insurance costs incurred by Baxter, its sublicensee or their respective Affiliates (as applicable) in transporting such Product in final form to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product given to such customers under price reduction programs that are consistent with price reductions given for similar products by Baxter, its sublicensee or their respective Affiliates (as applicable); (d) sales, use, value-added and other direct taxes incurred on the sale of such Product in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Product in final form to such customers.
          1.32 “PH20 Drug” shall mean the active compound, recombinant human PH20 hyaluronidase (i.e. a truncated form of native human PH20 hyaluronidase consisting of residues 36-482, inclusive, of the native human PH20 hyaluronidase), supplied by Halozyme to Baxter pursuant to this Agreement.
          1.33 “Product” shall mean each of the following:
                 1.33.1 a product comprising (a) one or more Baxter Drugs or Hydration Fluids (and, except as otherwise set forth in Section 3.5, no other active pharmaceutical ingredients), and (b) up to 150 USP units of PH20 Drug, as an active ingredient/excipient for enhancing the dispersion and/or absorption of such one or more Baxter Drugs or Hydration Fluids, in any liquid injectable formulation, and/or any lyophilized formulation, which product is promoted, marketed and sold in a kit (i.e., in separate containers, but packaged and labeled together at a single price) (each, a “Kit Product”); and
                 1.33.2 a product comprising (a) one or more Baxter Drugs or Hydration Fluids (and, except as otherwise set forth in Section 3.5, no other active pharmaceutical ingredients), and (b) up to 150 USP units of PH20 Drug, as an active ingredient/excipient for enhancing the dispersion and/or absorption of such one or more Baxter Drugs or Hydration Fluids, in any liquid injectable formulation, and/or any lyophilized formulation, which product is promoted, marketed and sold in a co-formulation (i.e., pre-formulated together in a single solution in a single container, in a single package with a single label at a single price) (each, a “Coformulation Product”).
Notwithstanding the foregoing, if Baxter reasonably demonstrates (by sufficient clinical pharmacokinetic or bioavailability data) that it is necessary, for safety or efficacy reasons, for the PH20 Drug component of any Kit Product, in each case comprising a specific Baxter Drug (but not any Hydration Fluid), to exceed 150 USP units, then solely with respect to any Kit Product comprising such specific Baxter Drug, the parties shall amend this definition (a) to increase the USP units of PH20 Drug to a mutually acceptable amount, but not to exceed 300 USP units, that is demonstrated to be necessary, and (b) to require that any such Kit Product comprising more than 150, but not more than 300, USP units of PH20 Drug, be an Integrated Kit Product. For purposes of this provision, an “Integrated Kit Product” shall mean a Kit Product in which the container of the PH20 Drug component, and the container of the Baxter Drug component, are physically integrated into a single device (such as a dual-chamber syringe) that Baxter

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demonstrates, to Halozyme’s reasonable satisfaction, provides sufficient protection against the independent use of the PH20 Drug component.
Notwithstanding the foregoing, if Baxter reasonably demonstrates (by sufficient clinical pharmacokinetic or bioavailability data) that it is necessary, for safety or efficacy reasons, for the PH20 Drug component of any Coformulation Product, in each case comprising a specific Baxter Drug (but not any Hydration Fluid), to exceed 150 USP units, then solely with respect to any Coformulation Product comprising such specific Baxter Drug, the parties shall amend this definition to increase the USP units of PH20 Drug to a mutually acceptable amount, but not to exceed 1500 USP units, that is demonstrated to be necessary.
          1.34 “Representative” shall mean, as to Baxter, any of its Affiliates and any of its or its Affiliate’s directors, officers, employees, agents, advisors (including without limitation financial, legal and accounting advisors) and controlling persons.
          1.35 “Royalty Term” shall mean, with respect to each Product in each country, the period equal to the longest of (a) if, at the time of the First Commercial Sale of such Product in such country, the use, offer for sale, sale or import of such Product in such country would infringe a Valid Claim (if such Valid Claim were in an issued patent), the term for which such Valid Claim remains in effect and would be infringed (if such Valid Claim were in an issued patent), (b) ten (10) years following the date of the First Commercial Sale of such Product in such country, and (c) the term of the Exclusive Distribution Agreement.
          1.36 “Stock Purchase Agreement” shall mean the Stock Purchase Agreement in the form attached as Exhibit A, dated as of the Effective Date, between Halozyme Therapeutics, Inc., a Nevada corporation, and Baxter International Inc., a Delaware corporation (as amended or restated from time to time).
          1.37 “Territory” shall mean (a) with respect to any Product comprising a Hydration Fluid, Brevibloc, or Suprane (but not any other Baxter Drug), all countries in the world; (b) with respect to any Product comprising a Baxter Drug (other than Brevibloc or Suprane) for which an ANDA (or its foreign equivalent) has been approved by the applicable governmental authorities for all Major Market Countries, all countries in the world; and (c) with respect to any Product comprising a Baxter Drug (other than Brevibloc or Suprane) for which an ANDA (or its foreign equivalent) has been approved by the applicable governmental authorities for one or more (but not all) Major Market Countries, only those one or more Major Market Countries for which such ANDA (or its foreign equivalent) has been approved by the applicable governmental authorities; provided, however, if an ANDA (or its foreign equivalent) for such Baxter Drug has been approved by the applicable governmental authority for each Major Market Country in which the applicable reference drug (for purposes of an ANDA filing or its foreign equivalent) has received marketing approval, Territory shall mean all countries in the world.
          1.38 “Therapeutic Class” shall mean the fourth level grouping of drugs determined by the anatomical therapeutic chemical (ATC) classification system, as published by the World Health Organization (WHO) Collaborating Centre for Drug Statistics Methodology (and, as of the Effective Date, by IMS International, Inc.).

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          1.39 “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights or the Collaboration Supported Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Licensed Patent Rights or the Collaboration Supported Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.
     2. REPRESENTATIONS AND WARRANTIES.
     Each party represents and warrants to the other party as follows:
          2.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
          2.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.
          2.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.
          2.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.
          2.5 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 6.6, HALOZYME MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED IP RIGHTS, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. THE LICENSED IP RIGHTS ARE PROVIDED “AS IS.”
     3. LICENSE.
          3.1 License Grant to Baxter.
               3.1.1 On the terms and conditions of this Agreement, Halozyme hereby grants to Baxter an exclusive worldwide license under the Licensed IP Rights to develop, make, have made, use, offer for sale, sell and import Products in the Territory for use in the Field.

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Except as expressly set forth in this Agreement, Baxter shall not use the Licensed IP Rights for any other use.
               3.1.2 Baxter shall have the right to grant sublicenses, on a Product-by-Product basis, (a) to third parties, other than Affiliates, for the purpose of developing, manufacturing or commercializing such Product in each case jointly with, or for the benefit of, Baxter, or (b) to Affiliates. Baxter shall provide Halozyme with a copy of each sublicense promptly after executing the same; provided, however, that Baxter shall have the right to redact any confidential terms from the copy provided to Halozyme. Any such sublicense shall be subject and subordinate to the terms and conditions of this Agreement, and Baxter shall remain responsible for all payments due to Halozyme hereunder.
               3.1.3 If a Drug first becomes a Generic Drug at any time after the Effective Date, Baxter may give Halozyme express written request to include such Drug as a Baxter Drug under this Agreement, which notice shall include (a) the common name of such Drug; (b) the specific amino acid sequence or chemical structure thereof (if known); and (c) such other information as Halozyme reasonably requests to determine the uniqueness of such Drug. With respect to each potential Drug requested by Baxter to be added to this Agreement in accordance with this Section 3.1.3, promptly following Halozyme’s receipt of such request, Halozyme shall notify Baxter in writing if Halozyme has the right to grant Baxter a license under Section 3.1 for such Drug. If Halozyme notifies Baxter in writing that it has the right to grant Baxter a license under Section 3.1 for such Drug, such Drug thereafter shall be designated a Baxter Drug. For purposes of this Agreement, Halozyme shall not have the right to grant Baxter a license under Section 3.1 for a Drug if, as of the date on which Halozyme receives a written request from Baxter pursuant to this Section 3.1.3 to include such Drug as a Baxter Drug under this Agreement, any one or more of the following conditions exist: (i) Halozyme or its Affiliate previously granted rights to any third party with respect to such Drug prior to it becoming a Generic Drug; (ii) such Drug is the same, or is of the same Therapeutic Class, as any composition or class with respect to which Halozyme or its Affiliate previously granted rights; (iii) Halozyme or its Affiliate otherwise is precluded or restricted from granting to Baxter a license under Licensed IP Rights with respect to such Drug; or (iv) Halozyme or its Affiliate is engaged (or is obligated to engage) in a bona fide research, development or commercialization program, independent of its efforts hereunder, for any composition that is in the same, or is of the same Therapeutic Class, as such Drug.
               3.1.4 If, as a result of developments in the law, Halozyme determines (in its sole and absolute discretion) that, prior to the date on which an approved and marketed proprietary Drug (excluding all Bisphosphonates, Cytostatics and Cytotoxics) becomes a Generic Drug, Halozyme desires to grant a license under the Licensed IP Rights to a third party (other than to the innovator of, or the owner or licensee of the applicable patent rights for, such Drug or to an Affiliate thereof) to develop and commercialize a product comprising a generic form of such Drug, Halozyme shall give Baxter first written notice thereof, and upon the written request of Baxter, shall enter into an amendment to this Agreement with mutually acceptable terms and conditions, addressing any such changes in the law but without the inclusion of additional financial terms, to grant an exclusive license to Baxter to develop, make, have made, use, offer for sale, sell and import one or more products comprising a generic form of such Drug.

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          3.2 Cross License to Collaboration Supported Patent Rights.
               3.2.1 The parties intend that this Agreement shall not restrict Baxter’s freedom to develop and commercialize Baxter Drugs or Hydration Fluids except as expressly set forth herein regarding recombinant human PH20 hyaluronidase. Halozyme hereby grants to Baxter a royalty-free, perpetual, irrevocable, nonexclusive, worldwide license (with the right to grant sublicenses) under the Collaboration Supported Drug or Fluid Patent Rights (that are not also Collaboration Supported PH20 Patent Rights) for all uses, other than to make, have made, use, offer for sale, sell and import Products in the Territory.
               3.2.2 The parties intend that this Agreement shall not restrict Halozyme’s freedom to develop and commercialize recombinant human PH20 hyaluronidase except as expressly set forth herein regarding Baxter Drugs or Hydration Fluids. Baxter hereby grants to Halozyme a royalty-free, perpetual, irrevocable, nonexclusive, worldwide license (with the right to grant sublicenses) under the Collaboration Supported PH20 Patent Rights for all uses, other than to make, have made, use, offer for sale, sell and import Products in the Territory. Halozyme shall use commercially reasonable efforts to obtain a similar grantback license from any third party that enters into a development agreement with Halozyme for rights to make and sell products comprising recombinant human PH20 hyaluronidase, and if Halozyme is unable to obtain such a grantback license from any such third party, then Halozyme shall not grant a sublicense to such third party under the license grant from Baxter under this Section 3.2.2, and any such sublicense granted by Halozyme to such third party shall be void.
          3.3 No Implied Licenses. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.
          3.4 Exclusivity.
               3.4.1 Except as otherwise expressly permitted by this Agreement, neither party nor its Affiliates shall develop, manufacture, sell or otherwise commercialize any product in a kit form (i.e., in separate containers, but packaged and labeled together at a single price) or a co-formulation (i.e., pre-formulated together in a single solution in a single container, in a single package with a single label at a single price), in each case that comprises recombinant human PH20 hyaluronidase and any Baxter Drug or Hydration Fluid, or enter into any agreement with any third party to do the same, without the prior express written consent of the other party.
               3.4.2 Notwithstanding anything to the contrary in this Agreement, Halozyme reserves the right to grant rights and licenses to third parties under the Licensed IP Rights to conduct research (but not clinical development or commercial sales) regarding recombinant human PH20 hyaluronidase (whether alone or in combination with other compositions), unless such right or license identifies or reasonably suggests that such other composition as a Baxter Drug or Hydration Fluid.
          3.5 Other Active Ingredients. If Baxter desires, for good faith reasons of safety or efficacy, to include any other active pharmaceutical ingredient (other than PH20 Drug or a Baxter Drug or Hydration Fluid) in a Product, then Baxter shall give written notice thereof,

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and Halozyme in good faith shall consider permitting Baxter the nonexclusive right to include such other active pharmaceutical ingredient in such Product, provided that (a) a Baxter Drug or Hydration Fluid is the primary active pharmaceutical ingredient in such Product, (b) Halozyme has the right to grant such rights to Baxter, (c) Halozyme does not have a bona fide internal program of development or commercialization with respect to such other active pharmaceutical ingredient, and (d) granting such rights do not otherwise conflict with Halozyme’s PH20 hyaluronidase development and commercialization program whether alone or with actual or potential licensees or other collaborators. If Halozyme gives Baxter written notice that Halozyme agrees to permit Baxter the nonexclusive right to include such other active pharmaceutical ingredient in such Product, then effective upon receipt by Baxter of such written notice, the definition of such Product only (and no other Products) shall be amended to include, on a nonexclusive basis, such other active pharmaceutical ingredient in such Product provided that a Baxter Drug or Hydration Fluid is the primary active pharmaceutical ingredient in such Product.
     4. FINANCIAL TERMS.
          4.1 Equity Investment. On the Effective Date, Baxter International Inc., a Delaware corporation, shall make an equity investment in Halozyme as provided in the Stock Purchase Agreement.
          4.2 Royalties.
               4.2.1 Within thirty (30) days following the First Commercial Sale of each Product in each country, Baxter shall give written notice to Halozyme thereof.
               4.2.2 During the applicable Royalty Term, Baxter shall pay to Halozyme royalties equal to *** percent (***%) of Net Sales by Baxter, its sublicensees and their respective Affiliates of Products.
               4.2.3 If during the applicable Royalty Term the manufacture, use, offer for sale, sale or import of such Product in the country in which manufactured, used, offered for sale, sold or imported would not infringe a Valid Claim (if such Valid Claim were in an issued patent) in such country, the applicable royalty under Section 4.2.2 for such Product in such country shall be reduced by one-half (1/2) following the bona fide commercial launch of an approved Generic Drug thereof in such jurisdiction.
               4.2.4 With respect to each Product, the minimum royalty shall be $*** per item of Product, unless such Product contains more than 150 USP units of PH20 Drug, in which case the applicable minimum royalty shall be increased on a pro-rata basis to reflect the increase in USP unit dose of PH20 Drug included in such Product; provided, however, if Baxter reasonably demonstrates that it is not commercially practicable to sell any Product that contains more than 150 USP units of PH20 Drug bearing the applicable minimum royalty as determined above, then with respect to such Product only, the parties shall amend this provision to reduce the applicable minimum royalty with respect to such Product to a mutually acceptable amount.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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               4.2.5 If Baxter, its sublicensees or their respective Affiliates sells a Product to a third party who also purchases other products or services from Baxter, its sublicensees or their respective Affiliates, and Baxter, its sublicensees or their respective Affiliates discounts the purchase price of such Product to a greater degree than it generally discounts the price of its other products or services to such customer, then in such case the Net Sales for the sale of such Product to such third party shall equal the arm’s length price that third parties would generally pay for the Product alone when not purchasing any other product or service from Baxter, its sublicensee or their respective Affiliates. For purposes of this provision “discounting” includes establishing the list price at a lower-than-normal level.
          4.3 API Transfer Price. For all API supplied by Halozyme under Section 6, Baxter shall pay to Halozyme a transfer price equal to *** percent (***%) of the fully-burdened cost to Halozyme to manufacture (or have manufactured), store and supply API; provided, however, in no event shall the API Price exceed *** dollars ($***) per 150 USP units (for the liquid injectable formulation supplied by Halozyme under the Development Agreement as of the Effective Date). Halozyme shall invoice Baxter for all API upon shipment in accordance with Section 6, and Baxter shall pay each such invoice within sixty (60) days after receipt.
          4.4 Royalty Reports.
               4.4.1 Within sixty (60) days after the end of each calendar quarter following the First Commercial Sale of a Product by Baxter, its sublicensees or their respective Affiliates, Baxter shall furnish to Halozyme a written report showing in reasonably specific detail, on a Product-by-Product and country-by-country basis, (a) the gross sales of all Products sold by Baxter, its sublicensees and their respective Affiliates during such calendar quarter and the calculation of Net Sales from such gross sales; (b) the calculation of the royalties, if any, which shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars.
               4.4.2 With respect to sales of Products invoiced in United States dollars, all such amounts shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of the applicable calendar quarter. All royalties payable hereunder shall be calculated based on Net Sales expressed in United States dollars.
               4.4.3 Baxter shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable to be determined.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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               4.4.4 All royalties shown to have accrued by each royalty report provided under this Section 4.4 shall be payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.
          4.5 Audits.
               4.5.1 Upon the written request of Halozyme and not more than once in each calendar year, Baxter shall permit an independent certified public accounting firm of nationally recognized standing, selected by Halozyme and reasonably acceptable to Baxter, at Halozyme’s expense, to have access during normal business hours to such records of Baxter as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Halozyme only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.
               4.5.2 If such accounting firm concludes that additional royalties were owed during the audited period, Baxter shall pay such additional royalties within sixty (60) days of the date Halozyme delivers to Baxter such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Halozyme; provided, however, if the audit discloses that the royalties payable by Baxter for such period are more than one hundred five percent (105%) of the royalties actually paid for such period, then Baxter shall pay the reasonable fees and expenses charged by such accounting firm.
               4.5.3 Halozyme shall treat all financial information subject to review under this Section 4.5 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.
          4.6 Withholding Taxes. Baxter shall be entitled to deduct from the royalty payments otherwise due to Halozyme hereunder the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such royalty payments that are required to be withheld by Baxter, to the extent Baxter pays to the appropriate governmental authority on behalf of Halozyme such taxes, levies or charges. Baxter shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Halozyme by Baxter. Baxter promptly shall deliver to Halozyme proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.
          4.7 Payment Method. All payments by Baxter to Halozyme hereunder shall be in United States Dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by Halozyme to Baxter.
     5. PRODUCT DEVELOPMENT AND COMMERCIALIZATION.
          5.1 Responsibility.
               5.1.1 Except as otherwise set forth in this Section 5.1, Baxter shall be solely responsible, at its sole cost, for conducting the development, manufacture, regulatory

CONFIDENTIAL TREATMENT REQUESTED
approval and commercialization of Products in the Territory, and shall own all regulatory applications, filings, approvals and licenses for each Product.
               5.1.2 Baxter shall engage Halozyme, and Halozyme shall have the exclusive right, to conduct development and regulatory work for the PH20 Drug component of each Product. All such activities by Halozyme shall be conducted at the reasonable request of Baxter pursuant to a mutually acceptable written workplan that is customary in the industry. Following the end of each calendar quarter, Halozyme shall invoice Baxter for the fully-burdened cost to Halozyme to conduct such activities, and Baxter shall pay each such invoice within sixty (60) days after receipt.
               5.1.3 Halozyme shall own the DMF for the PH20 Drug component of each Product. Baxter shall have the right to cross-reference such DMF, together with all regulatory approvals for the Standalone Product (as defined in the Development Agreement), solely for the purposes of the applicable regulatory applications for Products. In countries where this is not feasible, Halozyme shall provide Baxter, at Baxter’s cost, with such information in Halozyme’s control regarding the PH20 Drug component of each Product as is reasonably necessary for Baxter to include in the applicable regulatory applications for such Product.
               5.1.4 Prior to finalizing the protocol for any clinical trial for a Product, (a) Baxter shall provide Halozyme with a copy of the reasonably complete draft of such protocol; (b) Halozyme shall have a reasonable opportunity (not to exceed thirty (30) days) to review, comment and consult on each such protocol; and (c) the parties shall meet to discuss Halozyme’s comments relating to the PH20 Drug component of such Product, and (d) Baxter shall in good faith consider the comments of Halozyme.
          5.2 Diligence Efforts. Baxter shall use commercially reasonable efforts to actively develop and obtain regulatory approvals to market Products in Major Market Countries hereunder, and following such approval, shall use commercially reasonable efforts to maximize Net Sales of such Products. Commercially reasonable efforts shall mean those efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar market potential and market size and at a similar stage in the development or life of such product.
          5.3 Research and Development Reports. Baxter shall keep complete and accurate records of its activities conducted under this Agreement and the results thereof. Within thirty (30) days after the end of each June, Baxter shall prepare and provide Halozyme with a reasonably detailed written report of the activities conducted under this Agreement, and the results thereof, through such date of such report to develop and obtain regulatory approvals to market Products in the Territory.
          5.4 Trademarks.
               5.4.1 Baxter, its sublicensee or their respective Affiliates shall have the right to determine the names and trademarks to use in connection with the promotion, marketing and sale of Products, and shall own and maintain such trademarks for use in connection with the promotion, marketing and sale of Products; provided, however, that Baxter shall include on all

CONFIDENTIAL TREATMENT REQUESTED
packaging, labeling and marketing and promotional materials regarding any Product the name Halozyme, and the mark Enhanze (or such other mark reasonably requested by Halozyme) as a secondary mark, reasonably identifying that such product incorporates technology of Halozyme. Nothing in this Agreement shall create an obligation on Halozyme to register or otherwise maintain in force any marks.
               5.4.2 Except as otherwise set forth above, Baxter, its sublicensees and their respective Affiliates shall not (a) use any of Halozyme’s trademarks, or any mark or name confusingly similar thereto, as part of a corporate or business name or in any other manner, or (b) register any trade mark or trade name (including any company name) which is identical to or confusingly similar to or incorporates any trade mark or trade name which Halozyme or any associated company owns or claims rights in. Any goodwill associated with any of Halozyme’s names or marks affixed or applied or used in connection with Products shall accrue to the sole benefit of Halozyme.
          5.5 Adverse Event Reporting. Each party shall promptly notify the other party immediately of any information that comes to such party’s attention concerning any serious or unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of PH20 Drug or a Product. For purposes of this Section 5.5, “serious” shall mean an experience which (a) results in the death, permanent or substantial disability, in-patient hospitalization or prolongation of hospitalization, or (b) is a congenital anomaly, cancer, the result of an overdose or life threatening (only if unrelated to primary disease); and “unexpected” shall mean (x) for a nonmarketed Product, an experience that is not identified in nature, severity or frequency in the current clinical investigator’s confidential information brochure, and (y) for a marketed product, an event which is not listed in the current labeling for such product, and includes an event that may be symptomatically and pathophysiologically related to an experience listed in the labeling but differs from the event because of increased frequency or greater severity or specificity. Each party further shall immediately notify the other party of any information received regarding any threatened or pending action by an agency that may affect the safety and efficacy claims of a product. Upon receipt of any such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall restrict either party’s right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law, regulation or court order.
          5.6 Advisory Committee.
               5.6.1 The Purpose of the Advisory Committee. The purpose of the Advisory Committee shall be (a) to facilitate the exchange of information between the parties regarding Products, (b) to review and discuss the development and commercialization plans (including the annual marketing plans) and the product launch plans for each Product in each jurisdiction, and (c) to review and discuss priorities for the development and commercialization of Products. Baxter shall have final decision making authority with respect to the development and commercialization of Products. For the avoidance of doubt, this authority does not affect Baxter’s contractual obligations under Section 5.2 or Halozyme’s rights under Section 5.1.2 of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED
               5.6.2 Composition of the Advisory Committee. The Advisory Committee shall consist of three (3) named representatives of Baxter and three (3) named representatives of Halozyme. Each party shall appoint its respective representatives to the Advisory Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change but shall use commercially reasonable efforts to maintain stability of Advisory Committee representation.
               5.6.3 Meetings. The Advisory Committee shall meet not less than twice each calendar year, on such dates and at such times and places as agreed to by Baxter and Halozyme.
               5.6.4 Advisory Committee Minutes and Reports. One representative of each party shall be designated to take minutes of each Advisory Committee meeting. Within fifteen (15) days following each Advisory Committee meeting during the term of the Agreement, a member of the Advisory Committee shall prepare and provide to each party reasonably detailed written minutes which shall summarize the outcome of the meeting, provided that such minutes shall not be finalized unless they have been expressly approved in writing by each party.
          5.7 Alliance Managers. Promptly following the Effective Date, each party shall appoint a person to act as its alliance manager to coordinate its business activities under this Agreement, and a project leader to coordinate its technical activities under this Agreement. The alliance managers shall be the primary business contacts, and the project leaders shall be the primary technical contacts, between the parties with respect to their respective activities under this Agreement. Each party shall notify in writing the other party as soon as practicable upon making, and changing, any of these appointments.
     6. SUPPLY OF API.
          6.1 Manufacture and Sale. On the terms and conditions of this Section 6, Halozyme shall manufacture (or have manufactured), sell and deliver to Baxter all API required by Baxter, its sublicensees and their respective Affiliates for use in Products. Baxter shall purchase from Halozyme all quantities of API required by Baxter, its sublicensees and their respective Affiliates for use in Products. Baxter, its sublicensees and their respective Affiliates shall use API solely for the development, manufacture and commercialization of Products pursuant to this Agreement.
          6.2 Manufacturing Practices.
               6.2.1 Halozyme shall manufacture, or have manufactured, API under this Section 6 in conformity with the API Specifications and in accordance with all applicable laws and regulations. The API Specifications shall not be materially amended without the prior written consent of both parties.
               6.2.2 Unless the parties otherwise mutually agree, Halozyme shall manufacture, or have manufactured, API under this Section 6 in accordance with GMP.
               6.2.3 Baxter shall have the right, at its sole expense, to audit Halozyme for compliance with applicable laws and regulations and GMP on reasonable notice during

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normal business hours and not more than once in each calendar year, subject to reasonable confidentiality obligations.
               6.2.4 Halozyme shall provide Baxter with certificates of analysis for all API supplied hereunder based upon a reference standard established by Halozyme and reasonably acceptable to Baxter.
               6.2.5 Upon the reasonable request of Baxter, Halozyme shall provide Baxter with such information, including analytical and manufacturing documentation, requested by Baxter regarding quality control of API supplied under this Section 6.
               6.2.6 All information disclosed or obtained pursuant to this Section 6 shall be Confidential Information of Halozyme.
          6.3 Forecasts and Orders.
               6.3.1 Not less than one hundred eighty (180) days prior to the first day of each calendar quarter (commencing with the first calendar quarter in which Baxter, its sublicensees or their respective Affiliates order API from Halozyme hereunder), Baxter shall prepare and provide Halozyme with a written forecast of its good faith estimated requirements for API under this Section 6.3 for each of the subsequent six (6) calendar quarters. Baxter shall not (a) increase or decrease the quantity estimated for the first quarterly period of each forecast from the quantity estimated for the second quarterly period of the previous forecast, or (b) increase or decrease the quantity estimated for the second and third quarterly periods of each forecast by more than twenty five percent (25%) of the quantity estimated for the third and fourth quarterly periods of the previous forecast, respectively, without the prior express written consent of Halozyme. The quantities estimated for the fifth and sixth quarterly periods of each forecast shall be non-binding, and for planning purposes only.
               6.3.2 Baxter shall be required to purchase one hundred percent (100%) of the quantity forecasted for each API under this Section 6.3 for the first and second quarterly periods of each forecast under Section 6.3.1.
               6.3.3 Halozyme shall be required to supply the quantity of API ordered by Baxter under this Section 6.3 in any calendar quarter up to one hundred ten percent (110%) of the quantity forecasted for the first quarterly period of the most recent forecast. If Baxter’s orders in any calendar quarter exceed one hundred ten percent (110%) of the quantity forecasted for the first quarterly period of the most recent forecast, Halozyme shall use good faith efforts to supply such excess. Halozyme shall use commercially reasonable efforts to meet Baxter’s delivery requirements specified in accordance with Section 6.3.4.
               6.3.4 Baxter shall make all purchases under this Section 6.3 by submitting firm purchase orders to Halozyme. Each such purchase order shall be in writing in a form reasonably acceptable to Halozyme, and shall specify the quantity of API ordered, the place of delivery and the required delivery date therefor, which shall not be less than sixty (60) days after the date of such purchase order. No additional terms of any such purchase order shall be binding on Halozyme and are expressly rejected hereby. In the event of a conflict between the

CONFIDENTIAL TREATMENT REQUESTED
terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail.
          6.4 Delivery and Acceptance.
               6.4.1 All API supplied under this Agreement shall be shipped FCA (Incoterms 2000) place of manufacture to such location as designated by Baxter. Title and risk of loss and damages to the API purchased by Baxter hereunder shall pass to Baxter upon receipt by the applicable carrier.
               6.4.2 Baxter shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of API purchased by Baxter under this Section 6.4.
               6.4.3 If a shipment of API or any portion thereof is not in conformance with the API Specifications, then Baxter shall have the right to reject such shipment of API if the entire shipment is nonconforming, or the portion thereof that fails to so conform, as the case may be. Baxter shall give written notice to Halozyme of its rejection hereunder, within thirty (30) days after Baxter’s receipt of such shipment, specifying the grounds for such rejection. All or any part of any shipment may be held for Halozyme’s disposition, at Halozyme’s expense if found to be not in conformance with the API Specifications. Halozyme shall use its commercially reasonable efforts to cure such rejection or replace such nonconforming shipment of API, or portion thereof, within ninety (90) days after receipt of notice of rejection thereof.
               6.4.4 Baxter’s grounds for rejection shall be conclusive unless Halozyme notifies Baxter, within thirty (30) days of receipt by Halozyme of the notice of rejection, that it disagrees with such grounds. In the event of such a notice by Halozyme, representative samples of the batch of API in question shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review, the costs of which shall be paid by the party that is determined by the independent laboratory or consultant to have been incorrect in its determination of whether the applicable API should be rejected.
          6.5 LIMITATION OF LIABILITY. HALOZYME’S SOLE LIABILITY TO BAXTER, AND BAXTER’S SOLE REMEDY, UNDER SECTION 6.4.3 SHALL BE THE REJECTION AND REPLACEMENT OF NON-CONFORMING API.
          6.6 Warranty. Halozyme warrants that all API delivered to Baxter pursuant to this Agreement shall conform with the API Specifications, shall be free from defects in material and workmanship, and shall be manufactured in accordance with GMP (unless the parties otherwise mutually agree) and in compliance with applicable laws and regulations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, HALOZYME MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO API. HALOZYME DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
          6.7 Supply Strategy. Commencing not later than the first anniversary after the Effective Date, Halozyme shall be responsible for implementing a commercially reasonable

CONFIDENTIAL TREATMENT REQUESTED
supply strategy for API to meet Baxter’s reasonably anticipated forecasts provided pursuant to Section 6.3.1. Halozyme shall review such supply strategy with Baxter at least annually, and prior to implementing any material changes requiring a CBE-30 or equivalent regulatory filing.
     7. PATENT RIGHTS.
          7.1 Prosecution and Maintenance.
               7.1.1 Except as otherwise set forth in Section 7.1.2, Halozyme shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain Licensed Patent Rights. Halozyme shall consider in good faith the interests of Baxter in so doing. Baxter shall assist Halozyme, upon request and at Halozyme’s sole expense, and to the extent commercially reasonable, in connection therewith. With respect to each patent application and patent within the Licensed Patent Rights, Halozyme shall (a) provide Baxter with any patent application filed by Halozyme promptly prior to filing and receive and incorporate reasonable comments by Baxter thereon; (b) provide Baxter with any patent application filed by Halozyme promptly after such filing; and (c) notify Baxter of any interference, opposition, reexamination request, nullity proceeding, appeal or other interparty action, review it with Baxter as reasonably requested, and receive and incorporate reasonable comments by Baxter thereon.
               7.1.2 Baxter shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain Collaboration Supported Drug or Fluid Patent Rights that claim, and only to the extent they claim, a Product, Baxter Drug or Hydration Fluid, or the manufacture or use thereof. Baxter shall consider in good faith the interests of Halozyme in so doing. Halozyme shall assist Baxter, upon request and at Baxter’s sole expense, and to the extent commercially reasonable, in connection therewith.
               7.1.3 Any patent or patent application that is generated pursuant to activities contemplated by this Agreement which are not Collaboration Supported Patent Rights, shall be owned and prosecuted by the inventing party as determined under U.S. law or in the case of joint inventions, shall be owned jointly and prosecuted by the party determined by mutual agreement of the parties. Each party shall have the right to freely exploit, transfer, license or encumber its rights in any such jointly-owned patent rights without the consent of, or payment or accounting to, the other party.
          7.2 Enforcement.
               7.2.1 Except as otherwise set forth in Section 7.2.2, Halozyme shall have the sole right, at its expense, to enforce Licensed Patent Rights. Halozyme shall consider in good faith the interests of Baxter in so doing. Baxter shall assist Halozyme, upon request and at Halozyme’s sole expense, and to the extent commercially reasonable, in connection therewith.
               7.2.2 Baxter shall have the sole right, at its expense, to enforce Collaboration Supported Drug or Fluid Patent Rights. Baxter shall consider in good faith the interests of Halozyme in so doing. Halozyme shall assist Baxter, upon request and at Baxter’s sole expense, and to the extent commercially reasonable, in connection therewith.

CONFIDENTIAL TREATMENT REQUESTED
               7.2.3 With respect to any substantial and continuing infringement of the Licensed Patent Rights (other than Collaboration Supported Drug or Fluid Patent Rights that claim, and only to the extent they claim, a Product, Baxter Drug or Hydration Fluid, or the manufacture or use thereof) by a third party making, using, offering for sale, selling or importing a product that comprises a Baxter Drug or Hydration Fluid in a country in the Territory for use in the Field, if Halozyme fails to abate such infringement or to file an action to abate such infringement within ninety (90) days after a written request from Baxter to do so, or if Halozyme discontinues the prosecution of any such action after filing without abating such infringement, then until such time as such infringement is abated, the royalty rate for any Product comprising such Baxter Drug or Hydration Fluid in such country shall be reduced by one-half (1/2) of the royalty rate set forth in Section 4.2.2.
               7.2.4 With respect any action to enforce the Licensed Patent Rights to abate any infringement of the Licensed Patent Rights by a third party making, using, offering for sale, selling or importing a product that comprises a Baxter Drug or Hydration Fluid in a country in the Territory for use in the Field, all monies recovered upon the final judgment or settlement of any such action shall be used (a) first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of Halozyme and Baxter; (b) second (to the extent that damages are awarded for lost sales or lost profits from the sale of Products), to Halozyme and Baxter in equal shares; and (c) the remainder to the account of the party or parties that undertake such actions to the extent of their financial participation therein.
     8. CONFIDENTIALITY.
          8.1 Confidentiality. During the term of this Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s directors, officers, employees and consultants, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
          8.2 Terms of Agreement. Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, or (iii) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each party may disclose such

CONFIDENTIAL TREATMENT REQUESTED
information, as modified by mutual written agreement of the parties, without the consent of the other party.
          8.3 Permitted Disclosures. The confidentiality obligations under this Section 8 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.
          8.4 Publications. It is in the parties’ interest that Baxter publish the results of its research and/or development in order to obtain recognition within the scientific community and to advance the state of scientific knowledge, and such publication shall not be prohibited but shall be subject to the following: If Baxter desires to make any such publication (including any oral disclosure made without obligation of confidentiality), Baxter shall provide Halozyme with a copy of the proposed written publication at least thirty (30) days prior to submission for publication, or an outline of such oral disclosure at least fifteen (15) days prior to presentation. At the request of Halozyme, Baxter shall remove any Confidential Information of Halozyme therefrom. Halozyme additionally shall have the right (a) to propose modifications to the publication for patent reasons, and (b) to request a reasonable delay in publication in order to protect patentable information. If Halozyme requests such a delay, Baxter shall delay submission or presentation of the publication for a period of sixty (60) days to enable Halozyme to prepare and file applicable patent applications. Upon the expiration of such thirty (30) day period (in the case of proposed written disclosures) or fifteen (15) day period (in the case of proposed written disclosures) from receipt by Halozyme, subject to the requirement to remove any Confidential Information of Halozyme, Baxter shall be free to proceed with the written publication or the presentation, respectively, unless Halozyme has requested the delay described above. Halozyme shall not publish any studies, clinical trials or results thereof regarding Products, and Baxter shall not publish any studies, clinical trials or results thereof regarding PH20 Drug other than as a component of Products.
     9. INDEMNIFICATION AND INSURANCE.
          9.1 By Baxter. Baxter shall indemnify and hold harmless Halozyme, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by Baxter under this Agreement; (b) the use of the Licensed IP Rights, by Baxter, its sublicensees or their respective Affiliates; (c) the research, development, manufacture, use, sale, handling or storage of Products by or on behalf of Baxter, its sublicensees or their respective Affiliates, customers or end-users; or (d) the use of the Confidential Information of Halozyme by Baxter, its sublicensees or their respective Affiliates.
          9.2 By Halozyme. Halozyme shall indemnify and hold harmless Baxter, and its directors, officers, employees and agents, from and against all Liabilities resulting from any

CONFIDENTIAL TREATMENT REQUESTED
claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by Halozyme under this Agreement; or (b) the use by Halozyme of the Confidential Information of Baxter.
          9.3 Procedure. If a party (the “Indemnitee”) intends to claim indemnification under this Section 9.3, it shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceeding. The obligations of this Section 9.3 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 9.3, but the omission so to deliver written notice to the Indemnitor shall not relieve it of any obligation that it may have to any party claiming indemnification otherwise than under this Section 9.3. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 9.3.
          9.4 Insurance. Each party shall maintain insurance, including product liability insurance, with respect to its activities under this Agreement regarding Products in such amount as such party customarily maintains with respect to similar activities for its other products, but not less than such amount as is reasonable and customary in the industry. Each party shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for so long as such party customarily maintains insurance for itself covering similar activities for its other products. Baxter retains the right to insure or self-insure at its sole discretion, the above coverage.
     10. TERM AND TERMINATION.
          10.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Section 10, shall continue in effect until the expiration of Baxter’s obligation to pay royalties hereunder.
          10.2 Termination for Breach. If a party has materially breached this Agreement and such material breach shall continue for thirty (30) days for a monetary breach, and sixty (60) days for a non-monetary breach, or such additional time reasonably necessary to cure such non-monetary breach, provided that the breaching party has commenced a cure within the sixty (60) day period and is diligently pursuing completion of such cure, such additional period not to exceed one hundred and twenty (120) days in total after written notice of such breach was provided to the breaching party by the nonbreaching party, the nonbreaching party shall have the right at its option to terminate this Agreement effective at the end of such period.

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          10.3 Termination by Baxter. Baxter may terminate this Agreement, either in whole or on a Baxter Drug or Hydration Fluid-by-Baxter Drug or Hydration Fluid basis, at any time upon ninety (90) days prior written notice to Halozyme.
          10.4 Effect of Expiration or Termination.
          10.4.1 Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such expiration or termination. Without limiting the foregoing, Sections 2.5, 3.2, 3.3, 4.5, 6.4.4, 6.5, 8, 10.4 and 11 shall survive any expiration or termination of this Agreement.
          10.4.2 Except as otherwise expressly set forth in this Agreement, promptly upon the expiration or earlier termination of this Agreement, each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.
     11. MISCELLANEOUS.
          11.1 Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of New Jersey, without regard to the conflicts of law principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The courts of the State of California shall have jurisdiction over the parties hereto in all matters arising hereunder, and the exclusive venue for any such action shall be a state or federal court located in San Diego County.
          11.2 Waiver. No waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.
          11.3 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.3 shall be void.
          11.4 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.
          11.5 Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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          11.6 Notices. All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

If to Halozyme:	Halozyme, Inc.
11588 Sorrento Valley Road, Suite 17
San Diego, California 92121
Attn: President and Chief Executive Officer

with a copy to:	Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92121
Attention: Mark R. Wicker

If to Baxter:	Baxter Healthcare Corporation
95 Spring Street
New Providence, New Jersey 07974
Attn: General Manager

With a copy to:	Baxter Healthcare Corporation
One Baxter Parkway
Deerfield, Illinois 60015-4633
Attn: General Counsel

And to:	Baxter Healthcare SA
Hertistrasse 2
CH-8304 Wallisellen
Switzerland
Attn: Corporate Counsel
          11.7 Force Majeure. Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.
          11.8 No Consequential Damages. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 11.8 IS INTENDED TO LIMIT OR RESTRICT

CONFIDENTIAL TREATMENT REQUESTED
THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 9 ABOVE.
          11.9 Halozyme In-Licenses. Notwithstanding anything to the contrary in this Agreement, the grant of rights by Halozyme under this Agreement shall be subject to and limited in all respects by the terms of the applicable Halozyme In-License(s) pursuant to which Halozyme acquired any Licensed IP Rights, and all rights or sublicenses granted under this Agreement shall be limited to the extent that Halozyme may grant such rights and sublicenses under such Halozyme In-Licenses.
          11.10 Complete Agreement. This Agreement, together with the Stock Purchase Agreement, constitutes the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect.
          11.11 Baxter Entities. Each of Baxter Healthcare Corporation and Baxter Healthcare S.A. (a) represents and warrants that all Affiliates within the definition of Baxter shall be bound by the terms and conditions of this Agreement as if each were an original signatory to this Agreement, and (b) shall be jointly and severally liable for all acts and omissions of any Baxter entity in connection with this Agreement. Any act or omission of, or notice to, any Baxter entity shall constitute the act or omission of, or notice to, each Baxter entity.
          11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.
          11.13 Headings. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

CONFIDENTIAL TREATMENT REQUESTED
     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

HALOZYME, INC.
By:	/s/ Jonathan Lim
	Name:	Jonathan Lim
	Title:	President and Chief Executive Officer

BAXTER HEALTHCARE CORPORATION
By:	/s/ Peter Arduini
	Name:	Peter Arduini
	Title:	President

BAXTER HEALTHCARE S.A.
By:	/s/ Robert J. Hombach
	Name:	Robert J. Hombach
	Title:	Vice President of Finance

CONFIDENTIAL TREATMENT REQUESTED
EXHIBIT A
STOCK PURCHASE AGREEMENT